Exhibit 99.1

                        Newmont Elects New Board Member

    DENVER, Sept. 13 /PRNewswire-FirstCall/ -- Newmont Mining Corporation (NYSE: NEM) announced the election of Donald C. Roth as an independent member of the Company's board of directors. The board is now comprised of 13 members.

    Mr. Roth, 61, is the Managing Partner of Emerging Markets Partnership
(EMP), an international private equity firm. Prior to co-founding EMP in 1992, he served as Vice President and Treasurer of the World Bank for four years. Mr. Roth also held a variety of international positions with Merrill Lynch over 17 years, eventually becoming Chairman and Chief Executive of Merrill Lynch Europe, Ltd. Currently, he serves on the Advisory Committee to the National Treasury Management Agency, which manages the Republic of Ireland's national debt. He is also a Commissioner of Ireland's National Pension Reserve Fund. In addition, he serves on the Advisory Council of the John Hopkins University Paul H. Nitze School of Advanced International Studies
(SAIS).

    Mr. Roth holds a B.A. in Politics from Princeton University as well as an M.B.A. from the University of Chicago and a M.Sc. in International Monetary Economics from the London School of Economics.



SOURCE  Newmont Mining Corporation
    -0-                             09/13/2004
    /CONTACT: Investors, Randy Engel, +1-303-837-6033, randy.engel@newmont.com, or Wendy Yang, +1-303-837-6141, wendy.yang@newmont.com; or Media, Doug Hock, +1-303-837-5812, doug.hock@newmont.com, all of Newmont Mining Corporation/
    /Web site:  http://www.newmont.com /
    (NEM)

CO:  Newmont Mining Corporation
ST:  Colorado
IN:  MNG
SU:  PER